Exhibit 10.2

                                AMENDMENT TO THE

                            POWER PURCHASE AGREEMENT

                                     BETWEEN

                           BYRON POWER PARTNERS, L.P.

                                       AND

                        PACIFIC GAS AND ELECTRIC COMPANY

                              (PG&E LOG NO. 16C047)


     THIS AMENDMENT ("Amendment") is by and between PACIFIC GAS AND ELECTRIC COMPANY ("PG&E"), a California corporation and Byron Power Partners, L.P., a California limited partnership ("Seller"). PG&E and Seller are sometimes referred to herein individually as "Party" and collectively as the "Parties"


                                    RECITALS

     A. On April 15, 1985, Seller (or Seller's predecessor, as applicable) and entered into a Power Purchase Agreement, (as amended, "the PPA") pursuant to which PG&E purchases electric power from Seller and Seller sells electric power to PG&E.

     B. On April 6, 2001, PG&E filed voluntary petition under chapter 11 of the United States Bankruptcy Code in the San Francisco Division of the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court") (In re Pacific Gas and Electric Company, Banks. Case No. 01-03923).

     C. On June 14, 2001, the Commission issued D.01-06-015, which approved as reasonable certain non-standard PPA price modifications.

     D. Seller and PG&E now desire to enter into the PPA price modification set forth below. Seller has advised PG&E that Seller is unable to enter into the PPA price modification unless the Bankruptcy Court has approved this Amendment and Seller is provided a limited option to terminate this Amendment following Bankruptcy Court approval if Seller is unable to


                                     1 of 3

Arrange for fuel purchases to accommodate the price modification contemplated under this Amendment.


                                    AMENDMENT

     In consideration of the mutual promises and covenants contained herein, PG&E and Seller agree to as follows:

     1. INTERIM ENERGY PRICE

     Unless otherwise set fourth in the PPA, for the period commencing with the date on which this Amendment has been executed by the Parties and ending upon the commencement of the Fixed Rate Period, as defined in Section 2 below, the price for energy delivered, if any, to PG&E by Seller shall be determined pursuant to the PPA, without reference to this Amendment.

     2. FIXED ENERGY PRICE

     Commencing with this date that is the earlier of, August 1, 2001, August 16, 2001 or September 1, 2001 following approval of the Bankruptcy Court as specified in Section 4 below (hereafter, the "Bankruptcy Court Approval Date") and ending on July 15, 2006 (this period referred to hereafter as the "Fixed Rate Period"), Seller elects to replace the energy price term specified in the PPA (PG&E's "full short-run avoided costs" or "full short-run avoided operating costs" as the case may be) with the applicable energy prices as specified in Attachment A. No provision of the PPA other than the energy price term is or shall be deemed to be modified, amended, waived or otherwise affected by this Amendment. The parties agree to reasonably cooperate and contest any challenge in any Commission proceeding that seeks to alter or modify the energy pricing terms set fourth in Attachment A, including, but not limited to any challenge to the reasonableness of PG&E having entered into this Amendment.

                                    2 of 3

     3. SELLER'S OPTION PERIOD

     For a fifteen-day period following the Bankruptcy Court Approval Date, Seller shall have the sole right to terminate this Amendment. Upon termination of this Amendment pursuant to this section 3, this Amendment shall be deemed a nullity.

     4. EFFECTIVENESS

     This Amendment shall not become effective unless and until it has been approved by the Bankruptcy Court. If the Bankruptcy Court has not approved this Amendment by August 31, 2001, this Amendment shall be deemed a nullity.

     5. SIGNATURES

     IN WITNESS WHEREOF, Seller and PG&E have caused this Amendment to be executed by their authorized representatives.


PACIFIC GAS AND ELECTRIC COMPANY
 a California corporation

By:   [illegible]
      -------------------------

Title: [illegible]
      -------------------------

Date: 7/14/01
      -------------------------

BYRON POWER PARTNERS, L.P.
a California limited partnership

By:   [illegible]
      -------------------------

Title: Ex VP & COO
      -------------------------

Date: 7/13/01
      -------------------------


                       3 of 3

Pacific Gas and Electric Company




June 1, 1993

[LOGO OMITTED]    ALTAMONT COGENERATION CORPORATION
                  Attn: Bob Pollock
                  c/o Wankesha-Pearce
                  12320 South Main
                  HOUSTON, TX 77235-5068

                  Dear Sir/Madam:

                  This is to notify you of a change of address for Article 9, "Notices", of the Power Purchase Agreement (PPA) between PG&E and Altamont Cogeneration Corporation. Please direct all future written notices to:

                                   Mr. Richard A. Lavne
                                   Director, Power Finance Department, B13D
                                   Pacific Gas and Electric Company
                                   77 Beale Street, Room 1311
                                   P.O. Box 770000 San
                                   Francisco, CA 94177

                  The address in the PPA relating to insurance matters has also changed. All insurance certificates, endorsements. cancellations, terminations, alterations, and material changes of such insurance must be issued and submitted to the following:

                                   Pacific Gas and Electric Company
                                   Power Contracts Department - B23C
                                   Attn: Insurance Coordinator
                                   P.O. Box 770000, Room 2354
                                   San Francisco, CA 94177

                  CPUC Decision 93-04-001 dated April 7, 1993, adopted the Division of Ratepayer Advocate's recommendation for modifying the reporting requirements applicable to the quarterly report of negative avoided cost or hydro spill. The above decision ordered that: Decision (D) 82-01-103, Ordering Paragraph 17, is modified to read in full as follows:

                        "Each utility shall promptly file a report for any quarter in which a negative avoided cost or hydro spill condition occurs."

                  Please inform all parties in your organization of the above information. If you have any questions please call me at (415) 973-4966.


                  Sincerely,


                  /s/ Dave Harrison
                  Dave Harrison
                  Power System Analyst
                  (415)973-4966

                        PACIFIC GAS AND ELECTRIC COMPANY

                               STANDARD OFFER #4

                            POWER PURCHASE AGREEMENT

                                      FOR

                         LONG-TERM ENERGY AND CAPACITY




     Seller: Fayette Manufacturing Corporation

     Location: Altamont Pass

     Nameplate Rating: 6,500 kW

     Firm Capacity: 5,700 kW

     Energy Source: Natural Gas







                                    MAY 1984


                                                                          S.O #4
                                                                     May 7, 1984

                               STANDARD OFFER #4:
                          LONG-TERM ENERGY AND CAPACITY
                            POWER PURCHASE AGREEMENT



                                    CONTENTS



     Article                                                                Page
     -------                                                                ----

     1         QUALIFYING STATUS                                             3

     2         COMMITMENT OF PARTIES                                         4

     3         PURCHASE OF POWER                                             5

     4         ENERGY PRICE                                                  6

     5         CAPACITY ELECTION AND CAPACITY PRICE                         10

     6         LOSS ADJUSTMENT FACTORS                                      11

     7         CURTAILMENT                                                  11

     8         RETROACTIVE APPLICATION OF CPUC ORDERS                       12

     9         NOTICES                                                      12

     10        DESIGNATED SWITCHING CENTER                                  13

     11        TERMS AND CONDITIONS                                         13

     12        TERM OF AGREEMENT                                            14



     Appendix A:       GENERAL TERMS AND CONDITIONS

     Appendix B:        ENERGY PAYMENT OPTIONS

     Appendix C:        CURTAILMENT OPTIONS

     Appendix D:        AS-DELIVERED CAPACITY

     Appendix E:        FIRM CAPACITY

     Appendix F:        INTERCONNECTION


                                       2                                  S.O #4
                                                                     May 7, 1984

                          LONG-TERM ENERGY AND CAPACITY

                            POWER PURCHASE AGREEMENT

                                     BETWEEN

                        FAYETTE MANUFACTURING CORPORATION

                                       AND

                        PACIFIC GAS AND ELECTRIC COMPANY



          FAYETTE MANUFACTURING CORPORATION, a Pennsylvania corporation ("Seller"), and PACIFIC GAS AND ELECTRIC COMPANY ("PGandE"), referred to collectively as "Parties" and individually as "Party", agree as follows:


                          ARTICLE 1 QUALIFYING STATUS

          Seller warrants that, at the date of first power deliveries from Seller's Facility' and during the term of agreement, its Facility shall meet the qualifying facility requirements established as of the effective date of this Agreement by the Federal Energy Regulatory Commission's rules (18 Code of Federal Regulations 292) implementing the Public Utility Regulatory Policies Act of 1978 (16 U.S.C.A. 796, at seq.).




     ---------------

     1 Underlining identifies those terms which are defined in Section S-1 of Appendix A.

                                       3                                  S.O #4
                                                                     May 7, 1984

                         ARTICLE 2 COMMITMENT OF PARTIES



          The prices to be paid Seller for energy and/or capacity delivered pursuant to this Agreement have wholly or partly been fixed at the time of execution. Actual avoided costs at, the time of energy and/or capacity deliveries may be substantially above or below the prices fixed in this Agreement. Therefore, the Parties expressly commit to the prices fixed in this Agreement for the applicable period of performance and shall not seek to or have a right to renegotiate such prices for any reason. As part of its consideration for the benefit of fixing part or all of the energy and/or capacity prices under this Agreement, Seller waives any and all rights to judicial or other relief from its obligations and/or prices set forth in Appendices B, D, and E, or modification of any other term or provision for any reasons whatsoever.

          This Agreement contains certain provisions which set forth methods of calculating damages to be paid to PGandE in the event Seller fails to fulfill certain performance obligations. The inclusion of such provisions is not intended to create any express or implied right in Seller to terminate this Agreement prior to the expiration of the term of agreement. Termination of this Agreement by Seller prior to its expiration date shall constitute a breach of this Agreement and the damages expressly set forth in this


                                       4                                  S.O #4
                                                                     May 7, 1984

     Agreement shall not constitute PGandE's sole remedy for such breach.


                           ARTICLE 3 PURCHASE OF POWER



          (a) Seller shall sell and deliver and PGandE shall purchase and accept delivery of capacity and energy at the voltage level of 115 kW.


          (b) Seller shall provide capacity and energy from its 6,500 kW Facility located in the Altamont Pass.


          (c) The scheduled operation date of the Facility is February 1, 1987. At the end of each calendar quarter Seller shall give written notice to PGandE of any change in the scheduled operation date.


          (d) To avoid exceeding the physical limitations of the interconnection facilities, Seller shall limit the Facility's actual rate of delivery into the PGandE system to 6,500 kW.

     (e) The primary energy source for the Facility is natural gas.


                                       5                                  S.O #4
                                                                     May 7, 1984

          (f) If Seller does not begin construction of its Facility by November 30, 1986, PGandE may reallocate the existing capacity on PGandE's transmission and/or distribution system which would have been used to accommodate Seller's power deliveries to other uses. In the event of such reallocation, Seller shall pay PGandE for the cost of any upgrades or additions to PGandE's system necessary to accommodate the output from the Facility. Such additional facilities shall be installed, owned and maintained in accordance with the applicable PGandE tariff.


     (g) The transformer loss adjustment factor is ____________1


                             ARTICLE 4 ENERGY PRICE


          PGandE shall pay Seller for its surplus energy output2 under the energy payment option checked below3:



     X     Energy Payment Option 1 - Forecasted Energy Prices
     -



     -----------------

     1 If Seller chooses to have meters placed on Seller's side of the transformer, an estimated transformer loss adjustment factor of 2 percent, unless the Parties agree otherwise, will be applied. This estimated transformer loss figure will be adjusted to a measurement of actual transformer losses performed at Seller's request and expense. In addition, a line loss percentage to the low side meter will be determined by the Parties and added to the transformer loss adjustment factor.

     2 Insert either "net energy output" or "surplus energy output" to show the energy sale option selected by Seller.

     3 Energy Payment option 2 is not available to oil or gas-fired cogenerators.


                                       6                                  S.O #4
                                                                     May 7, 1984

          During the fixed price period, Seller shall be paid for energy delivered at prices equal to 01 percent of the prices set forth in Table B-1, Appendix B, plus 1002 percent of PGandE's full short-run avoided operating costs.

          For the remaining years of the term of agreement, Seller shall be paid for energy delivered at prices equal to PCandE's full short-run avoided operating costs.

          If Seller's Facility is not an oil or gas-fired cogeneration facility, Seller may convert from Energy Payment Option 1 to Energy Payment option 2 and be subject to the conditions therein, provided that Seller shall not change the percentage of energy prices to be based on PGandE's full short-run avoided operating costs. Such conversion must be made at least 90 days prior to the date of initial energy deliveries and must be made by written notice in accordance with Section A-17, Appendix A.


     _____  Energy Payment Option 2 - Levelized Energy Prices


     -----------------

     (1) Insert either 0, 20, 40, 60, 80, or 100, at Seller's option. If Seller's Facility is an oil or gas-fired cogeneration facility, either 0 or 20 must be inserted.

     (2) Insert the difference between 100 and the percentage selected under footnote 1 above.


                                       7                                  S.O #4
                                                                     May 7, 1984

          During the fixed price period, Seller shall be paid for energy delivered at prices equal to ________ 1 percent of the levelized energy prices set forth in Table B-2, Appendix B for the year in which energy deliveries begin and term of agreement, plus ___________2 percent of PGandE's full short-run avoided operating costs. During the fixed price period, Seller shall be subject to the conditions and terms set forth in Appendix B, Energy Payment Option 2.

          For the remaining years of the term of agreement, Seller shall be paid for energy delivered at prices equal to PGandE's full short-run avoided operating costs.


     Seller may convert from Energy Payment Option 2 to Energy Payment Option 1, provided that Seller shall not change the percentage of energy prices to be based on PGandE's full short-run avoided operating costs. Such conversion must be made at least 90 days prior to the date of initial energy deliveries and must be made by written notice in accordance with Section A-17, Appendix A.



     -----------------

     1    Insert either 20, 40, 60, 80, or 100, at Seller's option.

     2 Insert the difference between 100 and the percentage selected under footnote 1 above.


                                       8                                  S.O #4
                                                                     May 7, 1984

     _____  Energy Payment Option 3 - Incremental Energy Rate


          Beginning with the date of initial energy deliveries and continuing until ______________1, seller shall be paid monthly for energy delivered at prices equal to PGandE's full short-run avoided operating costs, provided that adjustments shall be made annually to the extent set forth in Appendix B, Energy Payment Option 3.


          The incremental Energy Rate Band widths specified by Seller in Table I below shall be used in determining the annual adjustment, if any.


                                     Table I
                                     -------

     Year                 Incremental Energy Rate Band Widths
     ----                 -----------------------------------
                          (must be multiples of 100 or zero)

     1984                          -------------
     1985                          -------------
     1986                          -------------
     1987                          -------------
     1988                          -------------
     1989                          -------------
     1990                          -------------
     1991                          -------------
     1992                          -------------
     1993                          -------------
     1994                          -------------
     1995                          -------------
     1996                          -------------
     1997                          -------------
     1998                          -------------


     -----------------

     1    Specified by Seller must be December 31, 1998 or prior.


                                       9
                                                                          S.O #4
                                                                     May 7, 1984

          After __________, Seller shall be paid to: energy delivered at prices equal to PGandE's full short-run, avoided operating costs.


                 ARTICLE 5 CAPACITY ELECTION AND CAPACITY PRICE


          Seller may elect to deliver either firm capacity or as-delivered capacity, and Seller's election is indicated below. PGandE's prices fox firm capacity and as-delivered capacity die derived from PGandE's full avoided costs as approved by the CPUC.


     X Firm capacity - 5,700 kW for 30 years from the firm capacity availability date with payment determined in accordance with Appendix E. Except for hydro- electric facilities, PGandE shall pay Seller for capacity delivered in excess of firm capacity on an as-delivered capacity basis in accordance with As-Delivered Capacity Payment Option 1 set forth in Appendix D.


                                       OR

     __ As-delivered capacity with payment determined in accordance with As-Delivered Capacity Payment Option set forth in Appendix D.


                                       10                                 S.O #4
                                                                     May 7, 1984

                        ARTICLE 6 LOSS ADJUSTMENT FACTORS


          Capacity Loss Adjustment Factors shall be as shown in Appendix D and Appendix E, dependent upon Seller's capacity election set forth in Article 5 of this Agreement.

          Energy Loss Adjustment Factors shall be considered as unity for all energy payments related to Energy Payment Options I and 2 set forth in Appendix B for the entire fixed price period of this Agreement, except for the percentage of' payments that Seller elected in Article 4 to have calculated based on PGandE's full short-run avoided operating costs. Energy Loss Adjustment Factors for all payments related to PGandE's full short-run avoided operating costs are subject to CPUC rulings for the entire term of agreement.


                              ARTICLE 7 CURTAILMENT

          Seller has two options regarding possible curtailment by PGandE of Seller's deliveries, and Seller's selection is indicated below:

     X   Curtailment Option A - Hydro Spill and Negative Avoided Cost
    --
    __   Curtailment Option B - Adjusted Price Period

         The two options are described in Appendix C.


                                       11                                 S.O #4
                                                                     May 7, 1984

                ARTICLE 8 RETROACTIVE APPLICATION OF CPUC ORDERS


          Pursuant to Ordering Paragraph l (f) of CPUC Decision No. 83-09-054 (September 7, 1983), after the effective date of the CPUC's Application B2-03-26 decision relating to line loss factors, Seller has the option to retain the relevant terms of this Agreement or have the results of that decision incorporated into this Agreement. To retain the terms herein, Seller shall provide written notice to PGandE within 30 days after the effective date of the relevant CPUC decision on Application 82-03-26. Failure to provide such notice will result in the amendment of this Agreement to comply with that decision.


          As soon as practicable following the issuance of a decision in Application 82-03-26, PGandE shall notify Seller of the effective date thereof and its results.


                                ARTICLE 9 NOTICES


          All written notices shall be directed as follows:

          To PGandE:     Pacific Gas and Electric Company
                         Attention: Vice President -
                         Electric Operations
                         77 Beale Street
                         San Francisco, CA 94106


                                       12                                 S.O #4
                                                                     May 7, 1984

          To Seller:     Fayette Manufacturing Corporation
                         Attention: Arthur C. Beard
                         P.O. Box 1149
                         Tracy, CA 95376



                     ARTICLE 10 DESIGNATED SWITCHING CENTER


          The designated PGandE switching center shall be, unless changed by
     PGandE:

                         Tesla Substation
                         Patterson Pass Road
                         Tracy, CA 95376
                         (209)835-6391


                         ARTICLE 11 TERMS AND CONDITIONS


          This Agreement includes the following appendices which are attached and incorporated by reference:

     Appendix A -   GENERAL TERMS AND CONDITIONS

     Appendix B -   ENERGY PAYMENT OPTIONS

     Appendix C -   CURTAILMENT OPTIONS

     Appendix D -   AS-DELIVERED CAPACITY

     Appendix E -   FIRM CAPACITY

     Appendix F -   INTERCONNECTION


                                       13                                 S.O #4
                                                                     May 7, 1984

                          Article 12 TERM OF AGREEMENT


          This Agreement shall be binding upon execution and remain in effect thereafter for 30 years' from the firm capacity availability date2; provided, however, that it shall terminate if energy deliveries do not start within five years of the execution date.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives- and it is effective as of the last date set forth below.


     FAYETTE MANUFACTURING CORPORATION         PACIFIC GAS AND ELECTRIC COMPANY



     BY:/s/ JOHN S. PRESTON                    BY: /s/ NOLAN H. DAINES
        -------------------                        -------------------
            JOHN S. PRESTON                            NOLAN H. DIANES

                                                      Vice President -
     TITLE: General Counsel                    TITLE: Planning and Research

     DATE SIGNED: April 12, 1985               DATE SIGNED: 4/15/85
                  --------------                            -------



          ------------

          1 The minimum contract term is 15 years and the maximum contract term is 30 years.

          2 Insert "firm capacity availability date" if Seller has elected to deliver firm capacity or "date of initial energy deliveries" if Seller has elected to deliver as-delivered capacity.


                                       14                                 S.O #4
                                                                     May 7, 1984

                                   APPENDIX A

                          GENERAL TERMS AND CONDITIONS


                                    CONTENTS



     Section                                                   Page
     -------                                                   -----

       A-1          DEFINITIONS                                  A-2

       A-2          CONSTRUCTION                                 A-7

       A-3          OPERATION                                    A-11

       A-4          PAYMENT                                      A-14

       A-5          ADJUSTMENTS OF PAYMENTS                      A-15

       A-6          ACCESS TO RECORDS AND PGandE DATA            A-15

       A-7          INTERRUPTION OF DELIVERIES                   A-16

       A-8          FORCE MAJEURE                                A-16

       A-9          INDEMNITY                                    A-17

       A-10         LIABILITY; DEDICATION                        A-18

       A-11         SEVERAL OBLIGATIONS                          A-19

       A-12         NON-WAIVER                                   A-19

       A-13         ASSIGNMENT                                   A-19

       A-14         CAPTIONS                                     A-20

       A-15         CHOICE OF LAWS                               A-20

       A-16         GOVERNMENTAL JURISDICTION AND                A-20
                    AUTHORIZATION

       A-17         NOTICES                                      A-21

       A-18         INSURANCE                                    A-21

                                   APPENDIX A

                          GENERAL TERMS AND CONDITIONS



     A-1 DEFINITIONS



          Whenever used in this Agreement, appendices, and attachments hereto, the following terms shall have the following meanings:

          Adjusted firm capacity price - The $/kW-year purchase price for firm capacity from Table E-2, Appendix E for the period of Seller's actual performance.


          As-delivered capacity - Capacity delivered to PGandE in excess of firm capacity or in lieu of a firm capacity commitment.


          CPUC - The Public Utilities Commission of the State of California.


          Current firm capacity price - The $/kW-year capacity price from PGandE's firm capacity price schedule effective at the time PGandE Berates the firm capacity pursuant to Section E-4(b), Appendix E or Seller terminates performance under this Agreement, for a term equal to the period from the date of deration or termination to the end of the term of agreement.

          Designated PGandE switching center - That switching center or other PGandE installation identified in Article 10.


          Facility - That generation apparatus described in Article 3 and all associated equipment owned, maintained, and operated by Seller.


          Firm capacity - That capacity, if any, identified as firm in Article 5 except as otherwise changed as provided herein.


          Firm capacity availability date - The day following the day during which all features and equipment of the Facility are demonstrated to PGandE's satisfaction to be capable of operating simultaneously to deliver firm capacity continuously into PGandE's system as provided in this Agreement.

          Firm capacity price - The price for firm capacity applicable for the firm capacity availability date and the number of years of firm capacity delivery from the firm capacity price schedule, Table E-2, Appendix E.

          Firm capacity price schedule - The periodically published schedule of the $/kW-year prices that PGandE offers to pay for firm capacity. See Table E-2, Appendix E.


          Fixed price Period - The period during which forecasted or levelized energy prices, and/or forecasted as-delivered Capacity prices, are in effect; defined as the first five years of the term of agreement if the term of agreement is 15 or 16 years; the first six years of the term of agreement if the term of agreement is 17, 18, or 19 years; or the first ten years of the term of agreement if the term of agreement is anywhere from 20 through 30 years.


          Forced outage - Any outage resulting from a design defect, inadequate construction, operator error or a breakdown of the mechanical or electrical equipment that fully or partially curtails the electrical output of the Facility.


          Full short-run avoided operating costs - CPUC-approved costs which are the basis of PGandE's published energy prices. PGandE's current energy price calculation is shown in Table B-5, Appendix B. PGandE's published off-peak hours' prices shall be adjusted, as appropriate, if Seller has selected Curtailment Option B.

          Interconnection facilities - All means required and apparatus installed to interconnect and deliver power from the Facility to the PGandE system including, but not limited, to, connection, transformation, switching, metering, communications, and safety equipment, such as equipment required to protect (1) the PGandE system and its customers from faults occurring at the Facility, and (2) the Facility from faults occurring on the PGandE system or on the systems of others to which the PGandE system is directly or indirectly connected. Interconnection facilities also include any necessary additions and reinforcements by PGandE to the PGandE system required as a result of the interconnection of the Facility to the PGandE system.


          Net energy output - The Facility's gross output in kilowatt-hours less station use and transformation and transmission losses to the point of delivery into the PGandE system. Where PGandE agrees that it is impractical to connect the station use on the generator side of the power purchase meter, PGandE may, at its option, apply a station load adjustment.


          Prudent electrical practices - Those practices, methods, and equipment, as changed from time to time, that are commonly used in prudent electrical engineering and operations to design and operate electric equipment lawfully and with safety, dependability, efficiency, and economy.

          Scheduled operation date - The day specified in Article 3 (c) when the Facility is, by Seller's estimate, expected to produce energy that will be available for delivery to PGandE.


          Special facilities - Those additions and reinforcements to the PGandE system which are needed to accommodate the maximum delivery of energy and capacity from the Facility as provided in this Agreement and those parts of the interconnection facilities which are owned and maintained by PGandE at Seller's request, including metering and data processing equipment. All special facilities shall be owned, operated, and maintained pursuant to PGandE's electric Rule No. 21, which is attached hereto.


          Station use - Energy used to operate the Facility's auxiliary equipment. The auxiliary equipment includes, but is not limited to, forced and induced draft fans, cooling towers, boiler feed pumps, lubricating oil systems, plant lighting, fuel handling systems, control systems, and sump pumps.


          Surplus energy output - The Facility's gross output, in kilowatt-hours, less station use, and any other use by Seller, and transformation and transmission losses to the point of delivery into the PGandE system.

          Term of agreement - The number of years this Agreement will remain in effect as provided in Article 12.


          Voltage level - The voltage at which the Facility interconnects with the PGandE system, measured at the point of delivery.


     A-2  CONSTRUCTION


     A-2.1  Land Rights

          Seller hereby grants to PGandE all necessary rights of way and easements, including adequate and continuing access rights on property of Seller, to install, operate, maintain, replace, and remove the special facilities. Seller agrees to execute such other grants, deeds, or documents as PGandE may require to enable it to record such rights :of way and easements. If any part of PGandE's equipment is to be installed on property owned by other than Seller, Seller shall, at its own cost and expense, obtain from the owners thereof all necessary rights of way and easements, in a form satisfactory to PGandE, for the construction, operation, maintenance, and replacement of PGandE's equipment upon such property. If Seller is unable to obtain such rights of way and easements, Seller shall reimburse PGandE for all costs incurred by PGandE in obtaining them. PGandE shall at all times have the right of ingress to and egress from the Facility at all reasonable hours for any purposes reasonably connected with this Agreement or the exercise of any and all rights secured to PGandE by law or its tariff schedules.


      A-2.2 Design, Construction, Ownership, and Maintenance


          (a) Seller shall design, construct, install, own, operate, and maintain all interconnection facilities, except special facilities, to the point of interconnection with the PGandE system as required for PGandE to receive capacity and energy from the Facility. The Facility and interconnection facilities shall meet all requirements of applicable codes and all standards of prudent electrical practices and shall be maintained in a safe and prudent manner. A description of the interconnection facilities for which Seller is solely responsible is set forth in Appendix F, or if the interconnection requirements have not yet been determined at the time of the execution of this Agreement, the description of such facilities will be appended to this Agreement at the time such determination is made.

          (b) Seller shall submit to PGandE the design and all specifications for the interconnection facilities (except special facilities) and, at PGandE's option, the Facility, for review and written acceptance prior to their release for construction purposes. PGandE shall notify Seller in writing of the outcome of PGandE's review of the design and specifications for Seller's interconnection facilities (and the Facility, if requested) within 30 days of the receipt of the design and all of the specifications for the interconnection facilities (and the Facility, if requested). Any flaws perceived by PGandE in the design and specifications for the interconnection facilities (and the Facility, if requested) will be described in PGandE's written notification. PGandE's review and acceptance of the design and specifications shall not be construed as confirming or endorsing the design and specifications or as warranting their safety, durability, or reliability. PGandE shall not, by reason of such review or lack of review, be responsible for strength, details of design, adequacy, or capacity of equipment built pursuant to such design and specifications, nor shall PGandE's acceptance be deemed to be an endorsement of any of such equipment. Seller shall change the interconnection facilities as may be reasonably required by PGandE to meet changing requirements of the PGandE system.


          (c) In the event it is necessary for PGandE to install interconnection facilities for the purposes of this Agreement, they shall be installed as special facilities.

          (d) Upon the request of Seller, PGandE shall provide a binding estimate for the installation of interconnection facilities by PGandE.


     A-2.3  Meter Installation



          (a) PGandE shall specify, provide, install, own, operate, and maintain as special facilities all metering and data processing equipment for the registration and recording of energy and other related parameters which are required for the reporting of data to PGandE and for computing the payment due Seller from PGandE.


          (b) Seller shall provide, construct, install, own, and maintain at Seller's expense all that is required to accommodate the metering and data processing equipment, such as, but not limited to, metal-clad switchgear, switchboards, cubicles, metering panels, enclosures, conduits, rack structures, and equipment mounting pads.


          (c) PGandE shall permit meters to be fixed on PGandE's side of the transformer. If meters are placed on PGandE's side of the transformer, service will be provided at the available primary voltage and no transformer loss adjustment will be made. If Seller chooses to have meters placed on Seller's side of the transformer, an estimated transformer loss adjustment factor of 2 percent, unless the Parties agree otherwise, will be applied.

     A-3  OPERATION


     A-3.1  Inspection and Approval


          Seller shall not operate the Facility in parallel with PGandE's system until an authorized PGandE representative has inspected the interconnection facilities, and PGandE has given written approval to begin parallel operation. Seller shall notify PGandE of the Facility's start-up date at least 45 days prior to such date. PGandE shall inspect the interconnection facilities within 30 days of the receipt of such notice. If parallel operation is not authorized by PGandE, PGandE shall notify Seller in writing within five days after inspection of the reason authorization for parallel operation was withheld.


     A-3.2  Facility Operation and Maintenance


          Seller shall operate and maintain its Facility according to prudent electrical practices, applicable laws, orders, rules, and tariffs and shall provide such reactive power support as may be reasonably required by PGandE to maintain system voltage level and power factor. Seller shall operate the Facility at the power factors or voltage levels prescribed by PGandE's system dispatcher or designated- representative. If Seller fails to provide reactive power support, PGandE may do so at Seller's expense.

     A-3.3  Point of Delivery


          Seller shall deliver the energy at the point where Seller's electrical conductors (or those of Seller's agent) contact PGandE's system as it shall exist whenever the deliveries are being made or at such other point or points as the Parties may agree in writing. The initial point of delivery of Seller's power to the PGandE system is set forth in Appendix F.


     A-3.4  Operating Communications


          (a) Seller shall maintain operating communications with the designated PGandE switching center. The operating communications shall include, but not be limited to, system paralleling or separation, scheduled and unscheduled shutdowns, equipment clearances, levels of operating voltage or power factors and daily capacity and generation reports.


          (b) Seller shall keep a daily operations log for each generating unit which shall include information on unit availability, maintenance outages, circuit breaker trip operations requiring a manual reset, and any significant events related to the operation of the Facility.


          (c) if Seller makes deliveries greater than one megawatt, Seller shall measure and register on a graphic recording device power in kW and voltage in kV at a location within the Facility agreed to by both Parties.

          (d) If Seller makes deliveries greater than one and up to and including ten megawatts, Seller shall report to the designated PGandE switching center, twice a day at agreed upon times for the current day's operation, the hourly readings in kW of capacity delivered and the energy in kWh delivered since the last report.


          (e) If Seller makes deliveries of greater than ten megawatts, Seller shall telemeter the delivered capacity and energy information, including real power in kW, reactive power in kVAR, and energy in kWh to a switching center selected by PGandE. PGandE may also require Seller to telemeter transmission kW, kVAR, and kV data depending on the number of generators and transmission configuration. Seller shall provide and maintain the data circuits required for telemetering. When telemetering is inoperative, Seller shall report daily the capacity delivered each hour and the energy delivered each day to the designated PGandE switching center.


     A-3.5  Meter Testing and Inspection


          (a) All meters used to provide data for the computation of the payments due Seller from PGandE shall be sealed, and the seals shall be broken only by PGandE when the meters are to be inspected, tested, or adjusted.

          (b) PGandE shall inspect and test all meters upon their installation and annually thereafter. At Seller's request and expense, PGandE shall inspect or test a meter more frequently. PGandE shall give reasonable notice to Seller of the time when any inspection or test shall take place, and Seller may have representatives present at the test or inspection. If a meter is found to be inaccurate or defective, PGandE shall adjust, repair, or replace it at its expense in order to provide accurate metering.


     A-3.6  Adjustments to Meter Measurements


          If a meter fails to register, or if the measurement made by a meter during a test varies by more than two percent from the measurement made by the standard meter used in the test, an adjustment shall be made correcting all measurements made by the inaccurate meter for --(1) the actual period during which inaccurate measurements were made, if the period can be determined, or if not, (2) the period immediately preceding the test of the meter equal to one-half the time from the date of the last previous test of the meter, provided that the period covered by the correction shall not exceed six months.


     A-4  PAYMENT


          PGandE shall mail to Seller not later than 30 days after the end of each monthly billing period (1) a statement showing the energy and capacity delivered to PGandE during on-peak, partial-peak, and off-peak periods during the monthly billing period, (2) PGandE's computation of the amount due Seller, and (3) PGandE's check in payment of said amount. Except as provided in Section A-5, if within 30 days of receipt of the statement Seller does not make a report in writing to PGandE of an error, Seller shall be deemed to have waived any error in PGandE's statement, computation, and payment, and they shall be considered correct and complete.


     A-5  ADJUSTMENTS OF PAYMENTS


          (a) In the event adjustments to payments are required as a result of inaccurate meters, PGandE shall use the corrected measurements described in. Section A-3.6 to recompute the amount due from PGandE to Seller for the capacity and energy delivered under this Agreement during the period of inaccuracy.

          (b) The additional payment to Seller or refund to PGandE shall be made within 30 days of notification of the owing Party of the amount due.


     A-6  ACCESS TO RECORDS AND PGandE DATA

          Each Party, after giving reasonable written notice to the other Party, shall have the right of access to all metering and related records including operations logs of the Facility. Data filed by PGandE with the CPUC pursuant to CPUC orders governing the purchase of power from qualifying facilities shall be provided to Seller upon request; provided that Seller shall reimburse PGandE for the costs it incurs to respond to such request.


     A-7 INTERRUPTION OF DELIVERIES

          PGandE shall not be obligated to accept or pay for and may require Seller to interrupt or reduce deliveries of energy (1) when necessary in order to construct, install, maintain, repair, replace, remove, investigate, or inspect any of its equipment or any part of its system, or
     (2) if it determines that interruption or reduction is necessary because of PGandE system emergencies, forced outages, force majeure, or compliance with prudent electrical practices; provided that PGandE shall not interrupt deliveries pursuant to this section in order to take advantage, or make purchases, of less expensive energy elsewhere. Whenever possible, PGandE shall give Seller reasonable notice of the possibility that interruption or reduction of deliveries may be required.


     A-8  FORCE MAJEURE


          (a) The term force majeure as used herein means unforeseeable causes, other than forced outages, beyond the reasonable control of and without the fault or negligence of the Party claiming force majeure including, but not limited to, acts of God, labor disputes, sudden actions of the elements, actions by federal, state, and municipal agencies, and actions of legislative, judicial, or regulatory agencies which conflict with the terms of this Agreement.


          (b) If either Party because of force majeure is rendered wholly or partly unable to perform its obligations under this Agreement, that Party shall be excused from whatever performance is affected by the force majeure to the extent so affected provided that:


               (1) the non-performing Party, within two weeks after the occurrence of the force majeure, gives the other Party written notice describing the particulars of the occurrence,

               (2) the suspension of performance is of no greater scope and of no longer duration than is required by the force majeure,

               (3) the non-performing Party uses its best efforts to remedy its inability to perform (this subsection shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the Party having the difficulty),

               (4) when the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect, and

               (5) capacity payments during such periods of force majeure on Seller's part shall be governed by Section E-2(c), Appendix E.


          (c) In the event a Party is unable to perform due to legislative, judicial, or regulatory agency action, this Agreement shall be renegotiated to comply with the legal change which caused the non-performance.


     A-9  INDEMNITY


          Each Party as indemnitor shall save harmless and indemnify the other Party and the directors, officers, and employees of such other Party against and from any and all loss and liability for injuries to persons including employees of either Party, and property damages including property of either Party resulting from or arising out of (1) the engineering, design, construction, maintenance, or operation of, or (2) the making of replacements, additions, or betterments to, the indemnitor's facilities. This indemnity and save harmless provision shall apply notwithstanding the active or passive negligence of the indemnitee. Neither

     Party shall be indemnified hereunder for its liability or loss resulting from its sole negligence or willful misconduct. The indemnitor shall, on the other Party's request, defend any suit asserting a -claim covered by this indemnity and shall pay all costs, including reasonable attorney fees, that may be incurred by the other Party in enforcing this indemnity.


     A-l0 LIABILITY; DEDICATION


          (a) Nothing in this Agreement shall create any duty to, any standard of care with reference to, or any liability to any person not a Party to it. Neither Party shall be liable to the other Party for consequential damages.


          (b) Each Party shall be responsible for protecting its facilities from possible damage by reason of electrical disturbances or faults caused by the operation, faulty operation, or noncooperation of the other Party's facilities, and' such other Party shall not be liable for any such damages, so caused.


          (c) No undertaking by one Party to the other under any provision of this Agreement shall constitute the dedication of that Party's system or any portion thereof to the other Party or to the public or affect the status of PGandE as an independent public utility corporation or Seller as an independent individual or entity and not a public utility.

     A-11 SEVERAL OBLIGATIONS

          Except where specifically stated in this Agreement to be otherwise, the duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either Party. Each Party shall be liable individually and severally for its own obligations under this Agreement.


     A-12 NON-WAIVER

          Failure to enforce any right or obligation by either Party with respect to any matter arising in connection with this Agreement shall not constitute a waiver as to that matter or any other matter.


     A-13 ASSIGNMENT

          Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement, or any part of such rights or duties, without the written consent of the other Party, except in connection with the sale or merger of a substantial portion of its properties. Any such assignment or delegation made without such written consent shall be null and void. Consent for assignment shall not be withheld unreasonably. Such assignment shall include, unless otherwise specified therein, all of Seller's rights to any refunds which might become due under this Agreement.


     A-14 CAPTIONS


          All indexes, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning of the contents or scope of this Agreement.


     A-15 CHOICE OF LAWS


          This Agreement shall be interpreted in accordance with the laws of the State of California, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.


     A-16 GOVERNMENTAL JURISDICTION AND AUTHORIZATION


          Seller shall obtain any governmental authorizations and permits required for the construction and operation of the Facility. Seller shall reimburse PGandE for any and all losses, damages, claims, penalties, or liability it incurs as a result of Seller's failure to obtain or maintain such authorizations and permits.

     A-17 NOTICES

          Any notice, demand, or request required or permitted, to be given by either Party to the other, and any instrument required or permitted to be tendered or delivered by either Party to the other, shall be in writing (except as provided in Section E-3) and so given, tendered, or delivered, as the case may be, by depositing the same in any United States Post Office with postage prepaid for transmission by certified mail, return receipt requested, addressed to the Party, or personally delivered to the Party, at the address in Article 9 of this Agreement. Changes in such designation may be made by notice similarly given.


     A-18 INSURANCE


     A-18.1 General Liability Coverage



          (a) Seller shall maintain during the performance hereof, General Liability Insurance' of not less than $1,000,000 if the Facility is over 100 kW, $500,000 if the Facility is over 20 kW to 100 kW, and $100,000 if the Facility is 20 kW or below of combined single limit or equivalent for bodily injury, personal injury, and property damage as the result of any one occurrence.


     ----------------

     1. Governmental agencies which have an established record of self-insurance may provide the required coverage through self-insurance.

          (b) General Liability Insurance shall include coverage for Premises-operations, Owners and Contractors Protective, Products/Completed Operations Hazard, Explosion, Collapse, Underground, Contractual Liability, and Broad Form Property Damage including Completed Operations.


          (c) such insurance, by endorsement to the policy(ies), shall include PGandE as an additional insured if the Facility is over 100 kW insofar as work performed by Seller for PGandE is concerned, shall contain a severability of interest clause, shall provide that PGandE shall not by reason of its inclusion as an additional insured incur liability to the insurance carrier for payment of premium for such insurance, and shall provide for 30-days' written notice to PGandE prior to cancellation, termination, alteration, or material change of such insurance.


     A-18.2 Additional Insurance Provisions

          (a) Evidence of coverage described above in Section A-18.1 1 shall state that coverage provided is primary and is not excess to or contributing with any insurance or self-insurance maintained by PGandE.

          (b) PGandE shall have the right to inspect or obtain a copy of the original policy(ies) of insurance.

          (c) Seller shall furnish the required certificates' and endorsements to PGandE prior to commencing operation.


          (d) All insurance certificates', endorsements, cancellations, terminations, alterations, and material changes of such insurance shall be issued and submitted to the following:


                     PACIFIC GAS AND ELECTRIC COMPANY
                     Attention: Manager - Insurance Department
                     77   Beale Street, Room E280
                     San Francisco, CA 94106



     ----------------

     1 A governmental agency qualifying to maintain self-insurance should provide a statement of self-insurance.

                                   APPENDIX B

                             ENERGY PAYMENT OPTIONS



          Energy Payment Option 1 - Forecasted Energy Prices


          Pursuant to Article 4, the energy payment calculation for Seller's energy deliveries during each year of the fixed price period shall include the appropriate prices for such year in Table B-l, multiplied by the percentage Seller has specified in Article 4. If Seller has selected Curtailment Option B in Article 7, the forecasted off-peak hours' energy prices listed in Table B-1 shall be adjusted upward by 7.7% for Period A and 9.6% for Period B.

                                    TABLE B-I

                        Forecasted Energy Price Schedule


                            Forecasted Energy Prices*, (cent)/kWh
     Year of                -------------------------------------
     Energy                  Period A                        Period B             Weighted
     Deliv-     ------------------------------  -------------------------------  Annual
     eries      On-Peak  Partial-Peak Off-Peak  On-Peak  Partial-Peak  Off-Peak  Average
     -----      -------  ------------ --------  -------  ------------  --------  -------

       1983       5.36      5.12        4.94      5.44       5.31        5.19      5.18
       1984       5.66      5.40        5.22      5.74       5.61        5.48      5.47
       1985       5.75      5.48        5.30      5.83       5.69        5.56      5.55

       1986       5.99      5.72        5.52      6.08       5.94        5.80      5.79
       1987       6.38      6.08        5.88      6.47       6.32        6.17      6.16
       1988       6.94      6.62        6.39      7.03       6.87        6.71      6.70

       1989       7.60      7.25        7.00      7.70       7.53        7.35      7.34
       1990       8.12      7.74        7.48      8.23       8.04        7.85      7.84
       1991       8.64      8.24        7.96      8.75       8.56        8.35      8.34

       1992       9.33      8.90        8.60      9.46       9.24        9.02      9.01
       1993      10.10      9.63        9.30     10.23      10.00        9.76      9.75
       1994      10.91     10.41       10.06     11.06      10.81       10.55     10.54

       1995      11.79     11.25       10.87     11.96      11.68       11.40     11.39
       1996      12.67     12.09       11.68     12.85      12.56       12.25     12.24
       1997      13.61     12.98       12.54     13.79      13.48       13.15     13.14


     -------------------

     * These prices are differentiated by the time periods as defined in Table B-4.

     Energy Payment option 2 - Levelized Energy Prices

          Pursuant to Article 4, the energy payment calculation. for Seller's energy deliveries during the fixed price period shall include the appropriate prices set forth in Table B-2 for the year in which energy deliveries begin and term of agreement, multiplied by the percentage Seller has specified in Article 4. If Seller has selected Curtailment Option B in
     Article 7, the levelized off-peak hours' energy prices listed in Table B-2 shall be adjusted upward by 7.7% for Period A and 9.6% for Period B. The discount specified in (c)(vi) below, if applicable; will be applied to the energy payments during the fixed price period.


          During the fixed price period, Seller shall be subject to the following conditions and terms:


     (a)  Minimum Damages

          The Parties agree that the levelized energy prices which PGandE pays Seller for the energy which Seller delivers to PGandE is based on the agreed value to PGandE of Seller's energy deliveries during the entire fixed price period. In the event PGandE does not receive such full performance by reason of a termination, Seller shall pay PGandE an amount based on the difference between the net present values, at the time of termination, of the payments Seller would receive at the forecasted energy prices in Table B-1 and the payments Seller would receive at the levelized energy prices, for the remaining years of the fixed price period. This amount shall be calculated by assuming that Seller continued to generate for the remaining years of the fixed price period at a level equal to the average annual energy generation during the period of performance, and by applying the weighted annual average levelized price applicable to Seller's Facility and the weighted annual average forecasted energy prices in Table B-i for the remaining years of the fixed E rice period. The following formula shall be used to make this calculation:

                                 Y     (Fn)(A)(W)        Y    (L)(A)(W)
                           P =         ----------   -          ---------
                               (Sigma)  (1.15)n       (Sigma)  (1.15)n
                                 n=1                    n=1

          where:



                P    =   amount due PGandE.

                Y    =   number of years remaining in the fixed price period.

                Fn   =   weighted annual average forecasted energy price in the
                         ninth year after the breach, failure to perform, or expiration of security, as shown in Table B-1 for the corresponding calendar year.

                L    =   weighted annual average levelized energy price
                         applicable to Seller's Facility.

                A    =   average annual energy generation by Seller during the
                         period of performance.

                n    =   summation index; refers to the nth year following
                         termination.

                W    =   percent of Seller's energy payments based on the
                         levelized energy prices, as specified in Article 4.



     (b)  Performance Requirements

          Seller shall operate and maintain the Facility in accordance with prudent electrical practices in order to maximize the likelihood that the Facility's output as delivered to PGandE during the part of the fixed price period when the levelized price is below the forecasted price ("last part") shall equal or exceed 70% of the Facility's output during the part of the fixed price period when the levelized price is above the forecasted price ("first part"). In the event that the Facility's output during any year or series of years in the last part of the fixed price period is less than 70% of the average annual production during the first part of the fixed price period, PGandE may, at its discretion (taking into consideration events occurring during such year or series of years such as curtailment by PGandE, Seller's choice not to operate during adjusted price periods, or scheduled maintenance including major overhauls, and the probability that Seller's future performance will be adequate), either' request payment from Seller or immediately draw on the security posted, up to the amount equal to


          P x A-B,
              ---- , where:
               A

               P and A are as defined in Section (a) above.
               B = Seller's average annual energy generation during the year or series of years in which the 70% performance requirement was not met.


          PGandE shall not request payment from Seller or draw on the security posted if the Facility's output during the last part of the fixed price period falls below 70% of the average annual energy generation during the first part of the fixed Brice period solely because of force majeure as defined in Section A-8, Appendix A or a lack of or limited availability of the primary energy resource of the Facility, if such energy resource is wind, water, or sunlight.


     (c)  Security



          (1) As security for amounts which Seller may be obligated to pay PGandE pursuant- to Sections (a) and (b) above, Seller shall provide and maintain one or more of the following in an amount as described in Section (c)(2) below.

          (i) An irrevocable bank letter of credit, delivered to and in favor of PGandE with terms acceptable to PGandE.

          (ii) A payment bond providing for payment to PGandE in the event of any failure to meet the performance requirements set forth in Section (b) above or breach of this Agreement by Seller. Such bond shall be issued by a surety company acceptable to PGandE and shall have terms acceptable to PGandE.


          (iii) Fully paid up, noncancellable Project Failure Insurance made payable to PGandE with terms of such policy(ies) acceptable to PGandE.

          (iv) A performance bond providing for payment to PGandE in the event of any failure to meet the performance requirements set forth in Section (b) above or breach of this Agreement by Seller. Such bond shall be issued by a surety company acceptable to PGandE and shall have terms acceptable to PGandE.


          (v) A corporate guarantee of payment to PGandE which PGandE deems, in its sole discretion, to provide at least the same quality of security as subsections (i) through (iv) above.



          (vi) Other forms of security which PGandE does not deem to be equivalent security to those listed in subsections (i) through
               (v) above, and which PGandE, in its sole discretion, deems adequate. Such other forms of security may include, for example, a corporate guarantee or a lien, mortgage or deed of trust on the Facility or land upon which it is located. A 1.5% discount will be applied against the levelized energy price portion of PGandE's payments to Seller during the fixed price period if this type of security is provided.


     (2) (i) Commencing 90 days prior to the scheduled operation date and continuing until December 1 of the following calendar year, security as described in Section (c)(1) above shall be in place in an amount calculated in accordance with the formula set forth in Section (a) above, assuming Seller delivered energy through the and of the following calendar year and then terminated this Agreement. For purposes of determining the required amount of security, it shall be assumed that Seller's deliveries through the end of the following calendar year would. equal R x C x H, where:


                    R  =   nameplate rating, in kW, of the Facility.

                    C  =   estimated capacity factor of the Facility, which
                           shall be established by mutual agreement of the Parties at the time of execution of this Agreement.

                    H  =   number of hours from the scheduled operation date
                           through the end of the following calendar year.


          (ii) In the second calendar year of operation and each year thereafter until the end of the fixed price period, from December 1 through December 1 of the following year, security I shall be in place in an amount calculated by the formula set forth in Section (a) above assuming Seller continued to deliver energy in each month through the and of the following calendar year, at a level equal to the average monthly energy deliveries to date, and then terminated this Agreement.

          (3) Security must be maintained throughout the fixed price period as specified above. Any security with a fixed expiration date must be renewed by, Seller prior to that date. If such security is not renewed at least 30 days prior to its expiration, PGandE may, at its discretion, either request payment from Seller or immediately draw on the security posted, up to the amount calculated in accordance with the formula set forth in Section (a) above.


          (4) If, at any time during the fixed price period, PGandE believes Seller is in material breach of this Agreement, PGandE shall so notify Seller in writing and Seller must remedy such breach within a reasonable period of time. If Seller does not so remedy, PGandE may, at its discretion, either request payment from Seller or immediately draw upon the security posted, up to the amount calculated in accordance with the formula set forth in Section
               (a) above, provided that if during Seller's period to remedy, Seller disputes PGandE's conclusion that Seller is in material breach, and PGandE elects to draw upon the security, the amount drawn upon by PGandE shall be deposited in an interest earning escrow account and held in such account until the dispute is resolved in accordance with Section (c)(5) below.

          (5) Upon the written request of either Party, any controversy or dispute between the Parties concerning Section (c)(4) above shall be subject to arbitration in accordance with the provisions of the California Arbitration Act, Sections 1280-1294.2 of the California Code of Civil Procedure except as provided otherwise in this section. Either Party may demand arbitration by first giving written notice of the existence of a dispute and then within 30 days of such notice giving a second written notice of the demand for arbitration.

               Within ten days after receipt of the demand for arbitration, each Party shall appoint one person, who shall not be an employee of either Party, to hear and determine the dispute. After both arbitrators have been appointed, they shall within five (5) days select a third arbitrator.


               The arbitration hearing shall take place in San Francisco, California, within 30 days of the appointment of the arbitrators, at such time and place as they select. The arbitrators shall give written notice of the time of the bearing to both Parties at least ten days prior to the hearing. The arbitrators shall not be authorized to alter, extend, or modify the terms of this Agreement. At the hearing, each Party shall submit a proposed written decision, and any relevant evidence may be presented. The decision of the arbitrators must' consist of selection of one of the two proposed decisions, in its entirety.

               The decision of any two arbitrators shall be binding and conclusive as to disputes relating to Section (c)(4) only. Upon determining the matter, the arbitrators shall promptly execute and acknowledge their decision and deliver a copy to each Party. A judgment confirming the award may be rendered by any superior court having jurisdiction. Each Party shall bear its own arbitration costs and expenses, including the cost of the arbitrator it selected, and the costs and expenses of the third arbitrator shall be divided equally between both Parties, except as provided otherwise elsewhere in this Agreement.

               Pending resolution of any controversy or dispute hereunder, performance by each Party shall continue so as to maintain the status quo prior to notice of such controversy or dispute. Resolution of the controversy or dispute shall include payment of any interest accrued in the escrow account.

                                    TABLE B-2
                         Levelized Energy Price Schedule

          For a term of agreement of 15-16 years:

          Year in
          Which                    Levelized Energy Prices*, (cent)/kWh
          Energy                   ------------------------------------
          Deliv-               Period A                         Period B              Weighted
          eries     -------------------------------  -------------------------------  Annual
          Begin     On-Peak  Partial-Peak  Off-Peak  on-Peak  Partial-Peak  Off-Peak  Average
          -----     -------  ------------  --------  -------  ------------  --------  -------
          1983       5.76        5.50        5.31      5.85       5.71        5.58     5.57
          1984       6.06        5.78        5.58      6.14       6.00        5.86     5.85
          1985       6.41        6.11        5.91      6.50       6.35        6.20     6.19

          1986       6.85        6.54        6.32      6.95       6.79        6.63     6.62
          1987       7.37        7.03        6.79      7.47       7.30        7.13     7.12
          1988       7.96        7.60        7.34      8.07       7.89        7.70     7.69

          For a term of agreement of 17-19 years:

          Year in
          Which                    Levelized Energy Prices*, (cent)/kWh
          Energy                   ------------------------------------
          Deliv-               Period A                         Period B              Weighted
          eries     -------------------------------  -------------------------------  Annual
          Begin     On-Peak  Partial-Peak  Off-Peak  on-Peak  Partial-Peak  Off-Peak  Average
          -----     -------  ------------  --------  -------  ------------  --------  -------
          1983       5.90        5.63        5.44      5.98       5.84        5.71     5.70
          1984       6.23        5.95        5.74      6.32       6.18        6.03     6.02
          1985       6.60        6.30        6.08      6.69       6.53        6.38     6.37

          1986       7.06        6.73        6.51      7.16       7.00        6.83     6.82
          1987       7.60        7.25        7.00      7.70       7.53        7.35     7.34
          1988       8.21        7.83        7.57      8.32       8.13        7.94     7.93

          For a term of agreement of 20-30 years:

          Year in
          Which                    Levelized Energy Prices*, (cent)/kWh
          Energy                   ------------------------------------
          Deliv-               Period A                         Period B              Weighted
          eries     -------------------------------  -------------------------------  Annual
          Begin     On-Peak  Partial-Peak  Off-Peak  on-Peak  Partial-Peak  Off-Peak  Average
          -----     -------  ------------  --------  -------  ------------  --------  -------
          1983       6.49        6.20        5.98      6.58       6.43        6.28     6.27
          1984       6.90        6.58        6.35      6.99       6.83        6.67     6.66
          1985       7.34        7.00        6.76      7.44       7.27        7.10     7.09

          1986       7.88        7.51        7.26      7.99       7.81        7.62     7.61
          1987       8.49        8.10        7.82      8.61       8.41        8.21     8.20
          1988       9.16        8.74        8.44      9.29       9.08        8.86     8.85

          -----------------
          * These prices are differentiated by the time periods as defined in Table B-4.

          Energy Payment Option 3    - Incremental Energy Rate


          During the period specified in Article 4, annual adjustments to Seller's energy payments shall be made as described below.



          At the end of each calendar year, the Derived Incremental Energy Rate (with units expressed in Btu/kWh) will be calculated as follows:



          Derived Incremental Energy Rate (DIER)= B
                                                -----
                                                A x C

          where:



               A = the total kWh delivered by Seller during the calendar year, excluding any kWh delivered when Seller was asked to curtail deliveries under Curtailment Option A or when Seller was asked to take adjusted prices under Curtailment Option B.

               B = the total dollars paid for the energy described for A above.

               C = the weighted average price paid during the calendar year by PGandE's Electric Department for oil and natural gas for PGandE's fossil steam plants, expressed in $/Btu on a gas Btu basis.

          If the DIER is between the upper and lower Incremental Energy Rate Bounds specified for that year in Table B-3 for the curtailment option selected by Seller, no additional payment is due either Party.

          If the DIER is below the lower Incremental Energy Rate Bound, PGandE shall pay Seller an amount calculated as follows:


                     (Lower Incremental
          PS  =       Energy Rate Bound   - DIER)(A)(C)

          where:

          PS   =      additional payment due Seller.
          DIER =      Derived Incremental Energy Rate.

          PGandE shall add this payment to the first payment made to Seller following the calculation.

          If the DIER is above the upper Incremental Energy Rate Bound, Seller shall pay PGandE an amount calculated as follows:

          PB   =     (DIER - Upper Incremental) (A)(C)
                      Energy Rate Bound

          where:

          PS   =      amount due PGandE.
          DIER =      Derived Incremental Energy Rate.

          This amount shall be deducted from the first payment made to Seller following the calculation. If there is any remaining amount due PGandE, PCandE may, at its option, invoice Seller' with such payment due within 30 days or deduct this amount from future payments due Seller.

                                    TABLE B-3

                     Forecasted Incremental Energy Rates and
                         Incremental Energy Rate Bounds


          Curtailment Option A:

                                          Incremental
                     Forecasted              Energy        Upper Incremental        Lower Incremental
                     Incremental           Rate Band             Energy                   Energy
                        Energy            Width from          Rate Bound,              Rate Bound,
                        Rates              Article 4            Btu/kWh                  Btu/kWh
                       Btu/kWh              Btu/kWh           (column (a)             [column (a)]
          Year           (a)                  (b)           plus column (b)]        minus column (b)]
          ----           ---                  ---           ----------------        -----------------
          1984          9,000             -----------         -----------              -----------
          1985          9,050             -----------         -----------              -----------

          1986          8,840             -----------         -----------              -----------
          1987          8,850             -----------         -----------              -----------
          1988          8,960             -----------         -----------              -----------

          1989          8,820             -----------         -----------              -----------
          1990          8,540             -----------         -----------              -----------
          1991          8,540             -----------         -----------              -----------

          1992          8,540             -----------         -----------              -----------
          1993          8,540             -----------         -----------              -----------
          1994          8,540             -----------         -----------              -----------

          1995          8,540             -----------         -----------              -----------
          1996          8,540             -----------         -----------              -----------
          1997          8,540             -----------         -----------              -----------

          1998          8,540             -----------         ------------             -----------

          Curtailment Option B:

                                           Incremental
                     Forecasted              Energy        Upper Incremental        Lower Incremental
                     Incremental           Rate Band             Energy                   Energy
                        Energy            Width from          Rate Bound,              Rate Bound,
                        Rates              Article 4            Btu/kWh                  Btu/kWh
                       Btu/kWh              Btu/kWh           (column (a)             [column (a)]
          Year           (a)                  (b)           plus column (b)]        minus column (b)]
          ----           ---                  ---           ----------------        -----------------
          1984          9,440             -----------         -----------              -----------
          1985          9,500             -----------         -----------              -----------

          1986          9,280             -----------         -----------              -----------
          1987          9,290             -----------         -----------              -----------
          1988          9,400             -----------         -----------              -----------

          1989          9,270             -----------         -----------              -----------
          1990          8,970             -----------         -----------              -----------
          1991          8,970             -----------         -----------              -----------

          1992          8,970             -----------         -----------              -----------
          1993          8,970             -----------         -----------              -----------
          1994          8,970             -----------         -----------              -----------

          1995          8,970             -----------         -----------              -----------
          1996          8,970             -----------         -----------              -----------
          1997          8,970             -----------         -----------              -----------

          1998          8,970             -----------         ------------             -----------

                                    TABLE B-4
                                  Time Periods

                                              Monday                       Sundays
                                              through                        and
                                              Friday2      Saturdays2     Holidays
                                              -------      ----------     --------

Seasonal Period A
May 1 through September 30)

          On-Peak                            12:30 p.m.
                                                 to
                                              6:30 p.m.

          Partial-Peak                        8:30 a.m      8:30 a.m.
                                                 to            to
                                             12:30 p.m     10:30 p.m.

                                              6:30 p.m
                                                 to
                                             10:30 p.m

          Off-Peak                           10:30 p.m.    10:30 p.m.      All Day
                                                 to            to
                                              8:30 a.m.     8:30 a.m.


          Seasonal Period B
           (October 1 through April 30)

          On-Peak                             4:30 p.m
                                                 to
                                              8:30 p.m

          Partial -Peak                       8:30 p.m.     8:30 a.m.
                                                 to            to
                                             10:30 p.m.    10:30 p.m.
                                              8:30 a.m.
                                                 to
                                              4:30 p.m.

          Off-Peak                           10:30 p.m.    10:30 p.m.      All Day
                                                 to            to
                                              4:30 p.m.     8:30 a.m.


          -----------------
          1 This table is subject to change to accord with the on-peak, partial peak, and off-peak periods as defined in PGandE's own rate schedules for the sale of electricity to its large industrial customers.

          2 Except the following holidays: New Year's Day, Washington's birthday, Memorial Day, Independence Day, Labor Day, Veteran's Day. Thanksgiving Day, and Christmas Day, as specified in Public Law 90-363 (5 U.S.C.A. Section 6103(a)).

                                   TABLE B-5

                                  ENERGY PRICES

                   Energy Prices Effective February1I - April 30, 1905

          The energy purchase price calculations which will apply to energy deliveries determined from.. meter readings taken during February. March. and April 1986, are as follows:

                                         (a)                    (b)                   (c)                         (d)
                                                                               Revenue Requirement          Energy Purchase
                                     Incremental                                    for Cash                     Price4
          Time Period                Energy Rate1        cost of Energy2       Working,Cap1tal3           (d)= [(a) x (b)] + (c)
          ----------                 ------------        ---------------           --------               ---------------------
                                       (Btu/kWh)            ($/102 Btu)             ($/kWh)                       ($/kWh)
          February I - April 30
          (Period   B)

          Time of
          Delivery Basis:

            On-Peak                    16,320               5.2394                 0.00053                       0.08604
            Partial-Peak               15,689               5.2394                 0.0005l                       0.06271
            Off-Peak                   11.625               5.2394                 0.00038                       0.06129

          Seasonal Average             13,692               5.2394                 0.00045                       0.07219
           (Period B)



          --------------------

          1 Incremental energy rates (Btu/kWh) for Seasonal Period A and Seasonal Period B are derived from the marginal energy costs (including variable operating and maintenance expense) adopted by the CPUC in Decision No. 83-12-068 (page 339). They are based upon natural gas as the incremental fuel and weighted average hydroelectric power conditions.

          2 Cost of natural gas under PGandE Gas Schedule No. G-5S effective February 1, 1985 per Advice No. 1304-G.

          3 Revenue Requirement for Cash Working Capital as prescribed by the CPIIC in Decision No. 83-12-066.

          3 Energy Purchase Price = (Incremental Energy Rate x Cost of Energy) Revenue Requirement for Cash Working Capital. The energy purchase price excludes the applicable energy line loss adjustment factors. however, as ordered by Ordering Paragraph No. 12(j) of CPUC Decision No. 82-12-120, this figure is currently
               1.0 for transmission and primary distribution loss adjustments and is equal to marginal cost line loss adjustment factors for the secondary distribution voltage level. These factors may be changed by the CPUC in the future. The currently applicable energy loss adjustment factors are shown in Table 11-6.

                                    TABLE B-6

                         Energy Loss Adjustment Factorsl

                                                                      Primary               Secondary
                                              Transmission          Distribution          Distribution
                                              ------------          ------------          ------------

          Seasonal Period A
           (May 1 through September 30)

            On-Peak                               1.0                   1.0                 1.0148
            Partial-Peak                          1.0                   1.0                 1.0131
            Off-Peak                              1.0                   1.0                 1.0093

          Seasonal Period B
          (October 1 through April 30)

            On-Peak                               1.0                   1.0                 1.0128
            Partial-Peak                          1.0                   1.0                 1.0119
            Off-Peak                              1.0                   1.0                 1.0087



          -------------------

          1 The applicable energy loss adjustment factors may be revised pursuant to orders of the CPUC.

                                   APPENDIX C

                               CURTAILMENT OPTIONS

          Seller has two options regarding curtailment of energy deliveries and Seller has made its selection in Article 7. The two options are as follows:



          CURTAILMENT OPTION A - HYDRO SPILL AND
                                 NEGATIVE AVOIDED COST

          (a) In anticipation of a period of hydro spill conditions, as defined by the CPUC, PGandE may notify Seller that any purchases of energy from Seller during such period shall be at hydro savings prices quoted by PGandE. if Seller delivers energy to PGandE during any such period, Seller shall be paid hydro savings prices for those deliveries in lieu of prices which would otherwise be applicable. The hydro savings prices shall be calculated by PGandE using the following formula:

                                     AQF - S
                                     ------- x PP             (> or equal to 0)
                                       AQF


     where:

          AQF   =   Energy, in kWh, projected to be available during hydro spill conditions from all qualifying facilities under agreements containing hydro savings price provisions.

          S     =   Potential energy, in kWh, from PGandE hydro facilities which will be spilled if all AQF is delivered to PGandE.

          PP    =   Potential energy, in kWh, from PGandE hydro facilities which will be spilled if all AQF is delivered to PGandE. Prices published by PGandE for purchases during other than hydro spill conditions.

          PGandE shall give Seller notice of general periods when hydro spill conditions are anticipated, and shall give Seller as much advance notice as practical of any specific hydro spill period and the hydro savings price which will be applicable during such period.


          (b) PGandE shall not be obligated to accept or pay for and may require Seller with a Facility with a nameplate rating of one megawatt or greater to interrupt or reduce deliveries of energy during periods when PGandE would incur negative avoided costs (as defined by the CPUC) due to continued acceptance of energy deliveries under this Agreement. Whenever possible, PGandE shall give Seller reasonable notice of the possibility that interruption or reduction of deliveries may be required.

          (c) Before interrupting or reducing deliveries under subsection (b), above, and before invoking hydro savings prices under subsection (a), above, PGandE shall take reasonable steps to make economy sales of the surplus energy giving rise to the condition. If such economy sales are made, while the surplus energy condition exists seller shall be paid at the economy sales price obtained by PGandE in lieu of the otherwise applicable prices.

          (d) If Seller is selling net energy output to PGandE and simultaneously purchasing its electrical needs from PGandE and Seller elects not to sell energy to PGandE at the hydro savings price pursuant to subsection (a) or when PGandE curtails deliveries of energy pursuant to subsection (b), Seller shall not use such energy to meet its electrical needs but shall continue to purchase all its electrical needs from PGandE. If Seller is selling surplus energy output to PGandE, subsections (a) or
     (b) shall only apply to the surplus energy output being delivered to PGandE, and Seller can continue to internally use that generation it has retained for its own use.



                  CURTAILMENT OPTION B - ADJUSTED PRICE PERIOD

          (a) In each calendar year, the price which PGandE is obligated to pay Seller for energy deliveries during 1,000 off-peak hours (as defined in Table B-4, Appendix B) may be adjusted to a price equal to, but not in excess of, PGandE's available alternative source. This adjusted price shall be effective under any of the following conditions:


          (i) when PGandE's energy source at the margin is not a PGandE oil- or gas-fueled plant, and PGandE can replace Seller's energy with energy from this source at a cost less than the price paid to Seller;

          (ii) when PGandE would incur negative avoided costs (as defined by the CPUC) due to continued acceptance of energy deliveries under this Agreement; or

          (iii) when PGandE is experiencing minimum system operations.

          During any of the conditions described above the adjusted price may be zero.

          (b) Whenever possible, PGandE shall give Seller reasonable notice of any price adjustment for energy deliveries and its probable duration.

          (c) If Seller is selling net energy output to PGandE and simultaneously purchasing its electrical needs from PGandE and Seller elects not to sell energy to PGandE at the adjusted price, Seller shall not use such energy to meet its electrical needs but shall continue to purchase all its electrical needs from PGandE.

          (d) After Seller receives notice of the probable duration of the period during which the adjusted price will be paid, Seller may elect to perform maintenance during such period and so inform the PGandE employee in charge at the designated PGandE switching center prior to the time when the adjusted price period is expected to begin. If Seller makes such election, the number of off-peak hours of probable duration quoted in PGandE's notice to Seller shall be applied to the 1,000-hour calendar year limitation set forth in this section. After an election to do maintenance, if Seller makes any deliveries of energy during the quoted probable duration period, Seller shall be paid the adjusted price quoted in its notice from PGandE without regard to any subsequent changes on the PGandE system which may alter the adjusted price or shorten the actual duration of the condition.

                                   APPENDIX D

                              AS-DELIVERED CAPACITY


     D-1 AS-DELIVERED CAPACITY PAYMENT OPTIONS

          Seller has two options for as-delivered capacity payments and Seller has made its selection in Article 5. The two options are as follows:



                     AS-DELIVERED CAPACITY PAYMENT OPTION 1

          PGandE shall pay Seller for as-delivered capacity at prices authorized from time to time by the CPUC. The as-delivered capacity prices in effect on the date of execution are calculated as shown in Exhibit D-l.



                     AS-DELIVERED CAPACITY PAYMENT OPTION 2

          During the fixed price period, the as-delivered capacity prices will be calculated in accordance with Exhibit D-1 and the forecasted shortage costs in Table D-2.

          For the remaining years of the term of agreement, PGandE shall pay Seller for as-delivered capacity at the higher of:

          (i) prices authorized from time to time by the, CPUC;


          (ii) the as-delivered capacity prices that were paid Seller in the last year of the fixed price period; or


          (iii) the as-delivered capacity prices in effect in the first year following the end of the fixed price period, provided that the annualized shortage cost from which these prices are derived does not exceed the annualized value of a gas turbine.



              D-2 AS-DELIVERED CAPACITY IN EXCESS OF FIRM CAPACITY

          The amount of capacity delivered in excess of firm capacity will be considered as-delivered capacity. This as-delivered capacity is based on the total kilowatt-hours delivered each month during all on-peak, partial-peak and off-peak hours excluding any energy associated with generation levels equal to or less than the firm capacity.


          Seller has the two options listed in Section D-1 for payment for such as-delivered cam. Seller has made its selection in Article 5.

                                   EXHIBIT D-1


          The as-delivered capacity price (in cents per kW-hr) for power delivered by the Facility is the product of three factors:



               (a) The shortage cost in each year the Facility is operating. Currently, this shortage cost is $60 per kW-year.

               (b) A capacity loss adjustment factor which provides for the effect of the deliveries on PGandE's transmission and distribution losses based on the Seller's interconnection voltage level. The applicable capacity loss adjustment factors for non-remote' Facilities are presented in Table D-1(a). Capacity loss adjustment factors for remote Facilities shall be calculated individually.


               (e) An allocation factor which accounts for the different values of as-delivered capacity in different time periods and converts dollars per kW-year to cents per kWh. The current allocation factors are presented in Table D-1(b). The time periods to which they apply are shown in Table B-4, Appendix B. The allocation factors are subject to change from time to time.


     -----------------

     1    As defined by the CPUC.

                                  TABLE D-1(a)

                        Capacity Loss Adjustment Factors
                           for Non-Remotes Facilities


          Voltage Level                              Loss Adjustment Factor
          -------------                              ----------------------
          Transmission                                       .989
          Primary Distribution                               .991
          Secondary Distribution                             .991


     If the Facility is remote, the capacity loss adjustment factor is _______2.




                                  TABLE D-1(b)

                               Allocation Factors
                           for As-Delivered Capacity3

                                     On-Peak           Partial-Peak           Off-Peak
                                 ((cent)-yr/$-hr)    ((cent)-yr/$-hr)     ((cent)-yr/$-hr
                                 ----------------    ----------------     ---------------
          Seasonal Period A          .10835             .02055                .00002
          Seasonal Period B          .00896             .00109                .00001


          -----------------
          1 As defined by the CPUC. The capacity loss adjustment factors for remote Facilities are determined individually.

          2    Determined individually.

          3 The units for the allocation factor, cent-yr/$-hr, are derived from the conversion of $/kW-yr into 9/kWh as follows:

                          (cent)/kWh     (cent)/kW-hr       (cent)-yr
                          ----------   = ------------  =  -------------
                            $/kW-yr        $/kW-yr            $-hr

          The allocation factors were prescribed by the CPUC in Decision No. 83-12-068 and are subject to change from time to time.

                                    TABLE D-2

                        Forecasted Shortage Cost Schedule


                                                    Forecast Shortage
                Year                                   Cost,$/kW-Yr
                ----                                   ------------

                1983                                       70.
                1984                                       76
                1985                                       81

                1986                                       88
                1987                                       95
                1988                                      102

                1989                                      110
                1990                                      118
                1991                                      126

                1992                                      135
                1993                                      144
                1994                                      154

                1995                                      164
                1996                                      176
                1997                                      188

                                   APPENDIX E

                                  FIRM CAPACITY


                                    CONTENTS


          Section                                                        Page
          -------                                                        ----
            E-1        GENERAL                                           E-2

            E-2        PERFORMANCE REQUIREMENTS                          E-2

            E-3        SCHEDULED MAINTENANCEE                            E-4

            E-4        ADJUSTMENTS TO FIRM CAPACITY                      E-5

            E-5        FIRM CAPACITY PAYMENTS                            E-6

            E-6        DETERMINATION OF NATURAL FLOW DATA                E-12

            E-7        THEORETICAL OPERATION STUDY                       E-13

            E-8        DETERMINATION OF AVERAGE DRY                      E-15
                       YEAR CAPACITY RATINGS

            E-9        INFORMATION REQUIREMENTS                          E-15

            E-1O       ILLUSTRATIVE EXAMPLE                              E-16

            E-11       MINIMUM DAMAGES                                   E-19

                                   APPENDIX E

                                  FIRM CAPACITY



          E-l  GENERAL

               This Appendix E establishes conditions and prices under which PGandE shall pay for firm capacity.


               PGandE's obligation to pay for firm capacity shall begin on the firm capacity availability date. The firm capacity price shall be subject to adjustment as provided for in this Appendix E.


               The firm capacity prices in Table E-2 are applicable for deliveries of firm capacity beginning after December 30, 1982.


          E-2  PERFORMANCE REQUIREMENTS

               (a) To receive full capacity payments, the firm Capacity shall be delivered for all of the on-peak hours1 in the peak months on the PGandE system, which are presently the months of June, July, and August, subject to a 20 percent allowance for forced outages in any month. Compliance with this provision shall be based on the Facility's total on-peak deliveries for each of the peak



          --------------
          1 On-peak, partial-peak, and off-peak hours are defined in Table B-4, Appendix B.

     months and shall exclude any energy associated with generation levels greater than the firm capacity.


          (b) If Seller is prevented from meeting the performance requirements because of a forced outage on the PGandE system, a PGandE curtailment of Seller's deliveries, or a condition set forth in Section A-7, Appendix A, PGandE shall continue capacity payments. Firm capacity payments will be calculated in the same manner used for scheduled maintenance outages.


          (c) If Seller is prevented from meeting the performance requirements because of force majeure, PGandE shall continue capacity payments for ninety days from the occurrence of the force majeure. Thereafter, Seller shall be deemed to have failed to have met the performance requirements. Firm capacity payments will be calculated in the same manner used for scheduled maintenance outages.


          (d) If Seller is prevented from meeting the performance requirements because of exteme dry year conditions, PGandE shall continue capacity payments. Extreme dry year conditions are drier than those used to establish firm capacity pursuant to Section E-8. Seller shall warrant to PGandE that the Facility is a hydroelectric facility and that such conditions are the sole cause of Seller's inability to meet its firm capacity obligations.

          (e) If Seller is prevented from meeting the performance requirements for reasons other than those described above in Sections E-2(b), (c), or
     (d):

               (1) Seller shall receive the reduced firm capacity payments as provided in Section E-5 for a probationary period not to exceed 15 months, or as otherwise agreed to by the Parties.

               (2) If, at the end of the probationary period Seller has not demonstrated that the Facility can meet the performance requirements, PGandE may derate the firm capacity pursuant to Section E-4(b).



     E-3 SCHEDULED MAINTENANCE



               Outage periods for scheduled maintenance shall not exceed 840 hours (35 days) in any 12-month period. This allowance may be used in increments of an hour or longer on a consecutive or nonconsecutive basis. Seller may accumulate unused maintenance hours from one 12-month period to another up to a maximum of 1,080 hours (45 days). This accrued time must be used consecutively and only for major overhaul's. Seller shall provide PGandE with the following advance notices: 24 hours for scheduled outages less than one day, one week for a scheduled outage of one day or more (except for major overhauls), and six months for a major overhaul. Seller shall not schedule major overhauls during the peak months (presently June, July and August). Seller shall make reasonable efforts to schedule or reschedule routine maintenance outside the peak months, and in no event shall outages for scheduled maintenance exceed 30 peak hours during the peak months. Seller shall confirm in writing to. PGandE pursuant to Article 9, within 24 hours of the original notice, all notices Seller gives personally or by telephone for scheduled maintenance.

               If Seller has selected Curtailment Option B, off-peak hours of maintenance performed pursuant to Section (d) of Curtailment Option B, Appendix C shall not be deducted from Seller's scheduled maintenance allowances set forth above.


          E-4     ADJUSTMENTS TO FIRM CAPACITY


               (a) Seller may increase the firm capacity with the approval of PGandE and receive payment for the additional capacity thereafter in accordance with the applicable capacity purchase price published by PGandE at the time the increase is first delivered to PGandE.


               (b) Seller may reduce the firm capacity at any time prior to the firm capacity availability date by giving written notice thereof to PGandE. PGandE may derate the firm capacity in accordance with Section E-2(e) as a result of appropriate data showing Seller has failed to meet the performance requirements of Section E-2.

          E-5  FIRM CAPACITY PAYMENTS


               The method for calculation of firm capacity payments is. shown below. As used below in this section, month refers to a calendar month.



               The monthly payment for firm capacity will be the product of the Period Price Factor (PPF), the Monthly Delivered Capacity (MDC), the appropriate capacity loss adjustment factor from Table E-1 based on the Facility's interconnection voltage, and the appropriate performance bonus factor, if any, from Table E-3, plus any allowable payment for outages due to scheduled maintenance. The firm capacity price shall be applied to meter readings taken during the separate times and periods as illustrated in Table B-4, Appendix B.

               The PPF is determined by multiplying the firm capacity price by the following Allocation Factors1:

                                                       Firm
                                                       ----             PPF
                         Allocation Factor   X   Capacity Price  = ($/kW-month)
                                                 --------------

          Seasonal           .18540             --------------     -----------
          Period A

          Seasonal           .01043             --------------     -----------
          Period B


          ---------------

          1 These allocation factors were prescribed by the CPUC in Decision No. 83-12-068. All allocation factors are subject to change by PGandE based on PGandE's marginal capacity cost allocation, as determined in general rate case proceedings before the CPUC. Seasonal Periods A end and B are defined in Table B-4, Appendix B.

          The MDC is determined in the following manner:

               (1) Determine the Performance Factor (P), which is defined as the lesser of 1.0 or the following quantity:

                          P  =         A
                               -----------------        (< or = 1.0)
                               C x (B-S) x (0.8*)

          Where:

               A = Total kilowatt-hours delivered during all on-peak and partial-peak hours excluding any energy associated with generation levels greater than the firm capacity.

               C =  Firm capacity in kilowatts.

               B =  Total on-peak and partial-peak hours during the month.

               S = Total on-peak and partial-peak hours during the month Facility is out of service on scheduled maintenance.

               (2) Determine the Monthly Capacity Factor (MCF), which is computed using the following expression:



                          MCF = P x (1.0 - M)
                                          ---
                                           D

          Where:

               M = The number of hours during the month Facility is out of service on scheduled maintenance.

               D =  The number of hours in the month.


          ---------------

          * 0.8 reflects a 20% allowance for forced outage.

          (3) Determine the MDC by multiplying the MCF by C;

                          MDC  (kilowatts) = MCF x C

               The monthly payment for firm capacity is then determined by multiplying the PPF by the MDC, by the appropriate capacity loss adjustment factor presented from Table E-l, and by the appropriate performance bonus factor, if any, from Table E-3.

          monthly payment
          for firm capacity = PPF x MDC x   capacity loss   x performance
                                          adjustment factor   bonus factor

               Furthermore, the payment for a month in which there is an outage for scheduled maintenance shall also include an amount equal to the product of the average hourly firm capacity payment' for the most recent month in the same type of Seasonal Period (i.e., Seasonal Period A or Seasonal Period B) during which deliveries were made times the number of hours of outage for scheduled maintenance in the current month. Firm capacity payments will continue during the outage periods for scheduled maintenance provided that the provisions of Section E-3 are met.

               During a probationary period Seller's monthly payment for firm capacity shall be determined by substituting for the firm capacity,



         ----------------

          1 Total monthly payment divided by the total number of hours in the monthly billing period.

          the capacity at which Seller would have met the performance requirements. In the event that during the probationary period Seller does not meet the performance requirements at whatever firm capacity was established for the previous month, Seller's monthly payment for firm capacity shall be determined by substituting the firm capacity at which Seller would have met the performance requirements. The performance bonus factor shall not be applied during probationary periods.




                                    TABLE E-1

          If the Facility is non-remote1 the firm capacity loss adjustment factors are as follows:


          Voltage Level                                Loss Adjustment Factor
          -------------                                ----------------------
          Transmission                                         .989

          Primary Distribution                                 .991

          Secondary Distribution                               .991



          If the' Facility is remote the firm capacity loss adjustment factor is _______________2


          ---------------

            1  Is defined by the CPUC.

            2  Determined individually.

                                    TABLE E-2

                          Firm Capacity Price Schedule
                          ----------------------------
                              (Levelized $/kW-year

             Firm
           Capacity
            Avail-
           ability
             Date               Number of Years of Firm Capacity Delivery
             ----               -----------------------------------------
             ------- -----------------------------------------------------------------------------------------
             (Year)   1    2    3     4    5    6    7    8    9   10   11   12    13   14   15     20   25   30
             -------  -    -    -     -    -    -    -    -    -   --   --   --    --   --   --     --   --   --
             1982    65   68    70    72   75   77   79   81   84   86   88   90   91   93    95   103  109  113

             1983    70   73    75    78   80   83   85   88   90   92   94   96   98  100   102   110  117  122

             1984    76   78    81    84   86   89   92   94   97   99  101  103  106  108   110   118  125  130

             1985    81   84    87    90   93   96   99  101  104  106  109  111  113  115   118   127  134  140

             1986    88   91    94    97  100  103  106  109  112  114  117  119  122  124   126   136  144  150

             1987    95   98   101   105  108  111  114  117  120  123  125  128  130  133   135   146  154  160

                                    TABLE E-3


                            Performance Bonus Factor


               The following shall be the performance bonus factors applicable to the calculation of the monthly payments for firm capacity delivered by the Facility after it has demonstrated a firm capacity factor in excess of 85%.


                            DEMONSTRATED
                        FIRM CAPACITY FACTOR                      PERFORMANCE
                                 (%)                             BONUS FACTOR
                                 ---                             ------------

                                 85                                1.000
                                 90                                1.059
                                 95                                1.118
                                100                                1.176


               After the Facility has delivered power during the span of all of the peak months on the PGandE system (presently June, July, and August) in any year (span),



               (i) the firm capacity factor for each such month shall be calculated in the following manner:


                           FIRM CAPACITY FACTOR (%) =       F
                                                       ---------  x 100
                                                      (N-W) x Q


          Where:


               F  = Total kilowatt-hours delivered by Seller in any peak month during all on-peak hours excluding any energy associated with generation levels greater than the firm capacity.

               N =  Total on-peak hours during the month.

               W = Total on-peak hours during the peak month that the Facility is out of service on scheduled, maintenance.

               Q =  Firm capacity in kilowatts.


               (ii) the arithmetic average of the above firm capacity factors shall be determined for that span,

               (iii) the average of the above arithmetic average firm capacity factors for the most recent span(s), not to exceed 5, shall be calculated and shall become the Demonstrated Firm Capacity Factor.

               To calculate the performance bonus factor for a Demonstrated Firm Capacity Factor not shown in Table E-3 use the following formula:


          Performance Bonus Factor = Demonstrated Firm Capacity- Factor %
                                     -------------------------------------
                                                     85%


          SECTIONS E-6 THROUGH E-10 SHALL APPLY ONLY TO HYDROELECTRIC PROJECTS
          --------------------------------------------------------------------


          E-6  DETERMINATION OF NATURAL FLOW DATA



               Natural flow data shall be based on a period of record of at least 50 years and which includes historic critically dry periods.

          In the event Seller demonstrates that a natural flow data base of at least50 years would be unreasonably burdensome, PGandE shall accept a shorter, period of record with a corresponding reduction in the averaging basis set forth in section E-8. Seller shall determine the natural flow data by month by using one of the following methods:


                                    Method 1

               If stream flow records are available from a recognized gauging station on the water course being developed in the general vicinity of the project, Seller may use the data from them directly.


                                    Method 2

               If directly applicable flow records are not available, Seller may develop theoretical natural flows based on correlation with available flow data for the closest adjacent and similar area which has a recognized gauging station' using generally accepted hydrologic estimating methods.


          E-7  THEORETICAL OPERATION STUDY

               Based on the monthly natural flow data developed under Section E-6 a theoretical operation study shall be prepared by seller. Such a study shall identify the monthly capacity rating in kW and the monthly energy production in kWh for each month of each year. The study shall take into account. all relevant operating constraints, limitations, and requirements including but not limited to --

               (1) Release requirements for support of fish life and any other operating constraints imposed on the project;

               (2) Operating characteristics of the proposed equipment of the Facility such as efficiencies, minimum and maximum operating levels, project control procedures, etc.;

               (3) The design characteristics of project facilities such as head losses in penstocks, valves, tailwater elevation levels, etc.; and

               (4) Release requirements for purposes other than power generation such as irrigation, domestic water supply, etc.

               The theoretical operation study for each month shall assume an even distribution of generation throughout the month unless Seller can demonstrate that the Facility has water storage characteristics. For the study to show monthly capacity ratings, the Facility shall be capable of operating during all on-peak hours in the peak months on the PGandE system, which are presently the months of June, July, and August. If the project does not have this capability throughout each such month, the capacity rating in that month of that year shall be set at zero for purposes of this theoretical operation study.

          E-8  DETERMINATION OF AVERAGE DRY YEAR CAPACITY RATINGS

               Based on the results of the theoretical operation study, developed under Section E-7, the average dry year capacity rating shall be established for each month. The average dry year shall be based on the average of the five years of the lowest annual generation as shown in the theoretical operation study. once such years of lowest annual generation are identified, the monthly capacity rating is determined for each month by averaging the capacity ratings from each month of those years. The firm capacity shown in Article 5 shall not exceed the lowest average dry year monthly capacity ratings for the peak months on the PGandE system, which are presently the months of June, July, and August.

          E-9  INFORMATION REQUIREMENTS


               Seller shall provide the following information to PGandE for its review:

               (1) A summary of the average dry year capacity ratings based on the theoretical operation study as provided in Table E-4;

               (2) A topographic project map which shows the location of all aspects of the Facility and locations of stream gauging stations used to determine natural flow data;

               (3) A discussion of all major factors relevant to project operation;

               (4) A discussion of the methods and procedures used to establish the natural flow data. This discussion shall be in sufficient detail for PGandE to determine that the, methods are consistent with those outlined in Section E-6 and are consistent with generally accepted engineering practices; and

               (5) Upon specific written request by PGandE, Seller's theoretical operation study.



          E-10 ILLUSTRATIVE EXAMPLE



               (1) Determine natural flows - These flows are developed based on historic stream gauging records and are compiled by month, for a long-term period (normally at least 50 years or more) which covers dry periods which historically occurred in the 1920's and 30's and more recently in 1976 and 77. In all but unusual situations this will require application of hydrological engineering methods to records that are available, primarily from the USGS publication "Water Resources Data for California".



               (2) Perform theoretical operation study - Using the natural flow data compiled under (1) above a theoretical operation study is prepared which determines, for each month of each year, energy generation (kWh) and capacity rating (KW). This study is performed based on the Facility design, operating capabilities, constraints, etc., and should take into account all factors relevant to project operation. Generally such a study is done by computer which routes the natural flows through project features, considering additions and withdrawals from storage, spill, past the project, releases for support of fish life, etc., to determine flow available for generation. Then the generation and capacity amounts are computed based on equipment performance, efficiencies, etc.


               (3) Determine average dry year capacity ratings - After the theoretical project operation study is complete the five years in which the annual generation (kWh) would have been the lowest are identified. Then for each month, the capacity rating (kW) is averaged for the five years to arrive at a monthly average capacity rating. The firm capacity is then set by the Seller based on the monthly average dry year capacity ratings and the performance requirements of this appendix. An example project is shown in the attached completed Table E-4.

                                     EXAMPLE
                                    TABLE E-4


                     Summary of Theoretical Operation Study


          Project:  New Creek 1

          Water Source: West Fork New Creek

          Mode of Operation: Run of the river

          Type of Turbine: Francis Design Flow: 100 cfs Design Head: 150 feet

          Operating Characteristics1:

                                  Flow        Head   (feet)    Output      Efficiency %)
                                  ----        ------------     ------     --------------
                                 (cfs)        Gross    Net      (kW)     Turbine    Generator
                                 -----        -----   ----      ----     -------    ---------

          Normal Operation        100          160     150      1,120       90        98
          Maximum Operation       110          160     148      1,150       85        98
          Minimum Operation        30          160     155        290       75        98


          Average Dry Year Operation - Based on the average of the following lowest generation years: 1930, 1932, 1934, 1949, 1977.

                            Energy Generation      Capacity Output         Percent of
           Month                 (kWh)                  (kW)          Total Hours Operated
           -----                 -----                  ----          --------------------
          January               855,000                1,150                   100
          February              753,000                1,120                   100
          March                 818,000                1,100                   100
          April                 727,000                1,010                   100
          May                   699,000                  940                   100
          June                  612,000                  850                   100
          July                  484,000                  650                   100
          august                305,000                  410                   100
          September             245,000                  340                   100
          October               148,800                  200                   100
          November              468,000                  650                   100
          December              595,000                  800                   100

          Maximum firm capacity: 410 kW


          ---------------

          1 If Facility has a variable head, operating curves should be provided.

          E-11 MINIMUM DAMAGES


               (a) In the event the firm Capacity is derated or Seller terminates this Agreement, the quantity by which the firm capacity is derated or the firm capacity shall be used to calculate the payments due PGandE in accordance with Section (d).


               (b) Seller shall be invoiced by PGandE for all amounts due under this section. Payment shall be due within 30 days of the date of invoice.


               (c) If Seller does not make payments pursuant to Section (b), PGandE shall have the right to offset any amounts due it against any present or future payments due Seller.


               (d) Seller shall pay to PGandE:

                    (i) an amount equal to the difference between (a) the firm capacity payments already paid by PGandE, based on the original term of agreement and (b) the total firm capacity payments which PGandE would have paid based on the period of Seller's actual performance using the adjusted firm capacity price. Additionally, Seller shall pay interest, compounded monthly from the date the excess capacity payment was made until the date Seller repays

               PGandE, on all overpayments, at the published Federal Reserve Board three months' Prime Commercial Paper rate; plus


                    (ii) a sum equal to the amount by which the firm capacity is being terminated or derated times the difference between the current firm capacity price on the date of termination or deration for a term equal to the balance of the term of agreement and the firm capacity price, multiplied by the appropriate factor shown in Table E-5 below. In the event that the current firm capacity price is less than the firm capacity price, no payment under this subsection (ii) shall be due either Party.



                                    TABLE E-5


                       Amount of Firm Capacity
                        Terminated or Derated           Factor
                        ----------------------           ------

               1,000       kW or under                    0.25
                over       1,000 kW through  10,000 kW    0.75
                over      10,000 kW through  25,000 kW    1.00
                over      25,000 kW through  50,000 kW    3.00
                over      50,000 kW through 100,000 kW    4.00
                over     100,000 kW                       5.00

                                   APPENDIX F

                                 INTERCONNECTION


                                    CONTENTS


          Section                                                      Page
          -------                                                      ----

            F-1        INTERCONNECTION TARIFFS                         F-2

            F-2        POINT OF DELIVERY LOCATION SKETCH               F-3

            F-3        INTERCONNECTION FACILITIES FOR WHICH            F-4
                       SELLER IS RESPONSIBLE

          F-1    INTERCONNECTION TARIFFS


                 (The applicable tariffs in effect at the time of, execution of this Agreement shall be attached.)

                                   ASSIGNMENT

          FOR GOOD AND VALUABLE CONSIDERATION, as set forth in the "Development Option and Stock Purchase Agreement," effective June 1, 1989, the undersigned FAYETTE ENERGY CORPORATION, a Delaware corporation ("FEC"), hereby assigns, transfers and conveys to ALTAMONT COGENERATION CORPORATION, a California corporation ("ACC"), all of FEC's right, title and interest in and to that certain Standard Offer #4, option #1, Power Purchase Agreement by and between Fayette Manufacturing Corporation and Pacific Gas and Electric Company, date April 15, 1985, for the delivery of 6500 kilowatts nameplate rating at 100% avoided costs for a cogeneration plant sited in the Altamont Pass in California.


     Fayette Energy Corporation


     By /s/ Jerry Fuchs
        ---------------
        Jerry Fuchs. Vice President        April 10, 1990


                                   ASSUMPTION

          IN CONSIDERATION OF THE FOREGOING ASSIGNMENT, the undersigned ALTAMONT COGENERATION CORPORATION hereby assumes all of the rights, duties and obligations of the Seller under said Standard Offer 64, Option M1, Power Purchase Agreement. In the event that ACC's rights under the Power Purchase Agreement herein assigned are terminated or ACC has received notice of default from POSE due to any act or failure to act by ACC, FEC may (subject to the Power Purchase Agreement) cure such default within 90 days of receipt by FEC of written notice from ACC that ACC's rights have been terminated or that ACC has received notice of default from PG&E, and FEC may (subject to the Power Purchase Agreement) reassume directly all rights and obligations of ACC to and under the Power Purchase Agreement. ACC shall take all reasonable action necessary to ensure that FEC is promptly notified of any notice of default given to Seller under the Power Purchase Agreement so as to maximize the time available to FEC to ensure that the assigned Power Purchase Agreement is not terminated by PG&E, provided, however, that FEC shall not be entitled to effect any cure of such default on behalf of ACC if ACC is diligently proceeding to cure such default within the time allowed for such cure under the Power Purchase Agreement. ACC shall indemnify, hold harmless and defend FEC for any claim made by PG&E of liability of FEC for the duties and obligations of the Seller under the assigned Power Purchase Agreement arising during such time as ACC is the Seller thereunder. The rights of any subsequent assignee to the assigned Power Purchase Agreement shall be subject to the conditions set forth in this paragraph.


     Altamont Cogeneration Corporation


     By /s/ Jerry Fuchs      April 10, 1990
        ---------------
        Jerry Fuchs, President